Exhibit 99.1

NEWS RELEASE

Contacts:	Claire A. Hart, Senior Vice President
Alon USA Energy, Inc.
972-367-3649

Investors: Jack Lascar/Sheila Stuewe
DRG&E / 713-529-6600

Media: Blake Lewis
Lewis Public Relations
214-269-2093
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
FOR IMMEDIATE RELEASE
Alon USA Reports Exceptional Second Quarter Results;
Declares Regular and Special Cash Dividends
Company schedules conference call for August 8, 2006 at 10:00 A.M. EST
DALLAS, TEXAS, August 7, 2006 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today reported net income of $43.1 million for the second quarter 2006, compared to net income of $27.5 million for the second quarter 2005, an increase of $15.6 million or 57%. Second quarter 2006 earnings per share were $0.92, compared to $0.79 for the second quarter 2005.
Net income for the six months ended June 30, 2006 was $97.3 million, compared to net income of $49.9 million for the six months ended June 30, 2005, an increase of $47.4 million or 95%. For the six months ended June 30, 2006, earnings per share were $2.08 compared to $1.43 for the six months ended June 30, 2005.
Net income for the three months ended June 30, 2006 and 2005 included $1.4 million and $1.0 million, respectively, of after-tax gain recognized on disposition of assets (“after-tax gain”) in connection with the contribution of certain pipeline and terminal assets to Holly Energy Partners, L.P. in the first quarter 2005. Excluding the effects of the after-tax gain, net income for the three months ended June 30, 2006, was a record $41.7 million, or $0.89 earnings per share, as compared to $26.5 million of net income, or $0.76 earnings per share for the three months ended June 30, 2005.
Net income for the six months ended June 30, 2006 included $35.7 million of after-tax gain relating to the sale of Alon’s inactive Amdel and White Oil crude oil pipelines to an affiliate of Sunoco Logistics Partners, L.P., and $4.2 million of after-tax interest expense resulting from the prepayment of Alon’s $100.0 million term loan facility. Net income for the six months ended June 30, 2006, excluding the effects of the after-tax gain and interest expense, was a record $65.8 million, or $1.41 earnings per share, as compared to $31.8 million of net income, or $0.91 earnings per share for the six months ended June 30, 2005, after exclusion of $18.1 million of after-tax gain recognized in connection with the contribution of certain pipeline and terminal assets to Holly Energy Partners, L.P. in the first quarter 2005.
The increases in net income for the three and six month periods ended June 30, 2006 over the comparable periods in 2005 were primarily attributable to continued strong industry refining margins and favorable differentials between WTI and WTS crude oil (“WTI/WTS”). For the second quarter 2006, Gulf Coast 3-2-1 crack spreads increased to an average of $18.22 per barrel compared to an average of $10.18 per barrel for the second quarter 2005. WTI/WTS crude oil differentials for the second quarter 2006 increased to an average of $4.72 per barrel compared to an average of $3.74 per barrel for the second quarter 2005. For the six months ended June 30, 2006, Gulf Coast 3-2-1 crack spreads increased to an average of $13.98 per barrel compared to an average of $8.44 per barrel for the six months ended June 30, 2005. WTI/WTS crude oil differentials for the six months ended June 30, 2006 increased to an average of $5.63 per barrel compared to an average of $4.41 per barrel for the six months ended June 30, 2005.
The positive impact of favorable refining margins and WTI/WTS crude oil differentials in the second quarter 2006 were partially offset by Alon’s scheduled turnaround in the second quarter to finalize work required for the Big Spring refinery to meet the new diesel sulfur content standard required by the U.S. Environmental Protection Agency (“EPA”) as part of the Clean Air Act. As a result of the downtime associated with the turnaround, refinery production for the second quarter 2006 decreased by 15,882 barrels per day to 55,720 barrels per day compared to 71,602 barrels per day for the second quarter of 2005. Overall, refinery production for the six months ended June 30, 2006 was 62,623 barrels per day compared to 59,399 barrels per day for the six months ended June 30, 2005. This increase in the refinery production, which was partially offset by the turnaround in the second quarter 2006, was due to the expansion of the Big Spring refinery’s crude oil throughput capacity in the first quarter 2005.
Jeff Morris, Alon’s President and CEO, commented “We are pleased with our second quarter 2006 results. Our refinery achieved a significant accomplishment in meeting the new diesel sulfur content requirements for a total investment of $17.5 million. We are returning to normal operations and we expect to reduce inventories and increase our cash balances to planned levels by the end of the third quarter. On July 5, 2006, we announced the acquisition of 40 Good Time Stores which increased our Southwest Convenience Store retail segment to 207 stores. In addition, on August 4, 2006, we completed the acquisition of Paramount Petroleum Corporation with an effective date of July 31, 2006. We are very excited about these acquisitions and the opportunities they will bring. We look forward to smooth and expedient transitions”.
On May 1, 2006, Alon announced its intended acquisition of Paramount Petroleum Corporation and the assets of Edgington Oil Company. On June 30, 2006, Alon received from the Federal Trade Commission (“FTC”) requests for additional information in connection with its review of these acquisitions. The parties have been working closely with the FTC staff to respond to these requests. On August 1, 2006, Alon received notice from the FTC that the FTC had closed its investigation of Alon’s pending acquisition of Paramount. On August 4, 2006, Alon completed its acquisition of Paramount. The FTC’s review of Alon’s pending acquisition of Edgington is ongoing.
Alon also announced today that its Board of Directors has approved a regular quarterly cash dividend of $0.04 per share and a special cash dividend of $2.50 per share on Alon’s common stock. The dividends are payable on September 14, 2006 to shareholders of record as of September 1, 2006.
The Company has scheduled a conference call for tomorrow, August 8, 2006, at 10:00 a.m. EST, to discuss the second quarter 2006 results. To access the call, please dial (800) 218-0204, or (303) 262-2193 for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon USA corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors.” A telephonic replay of the conference call will be available through August 22, 2006 and may be accessed by calling (800) 405-2236, or (303) 590-3000 for international callers, and using the passcode 11065310. A web cast archive will also be available at www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&E at (713) 529-6600 or email dmw@drg-e.com.
Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the Southwestern and Western regions of the United States. The Company owns and operates three sophisticated sour and heavy crude oil refineries in Texas, California and Oregon, with a crude oil throughput capacity of 136,000 barrels per day. Alon markets gasoline and diesel products under the FINA brand name and is a leading producer of asphalt. Alon also operates more than 200 convenience stores in West Texas and New Mexico under the 7-Eleven and FINA brand names and supplies motor fuels to these stores from its Big Spring refinery.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect Alon’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, Alon’s business and operations involve numerous risks and uncertainties, many of which are beyond Alon’s control, which could result in Alon’s expectations not being realized or otherwise materially affect Alon’s financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in Alon’s filings with the Securities and Exchange Commission.
-Tables to follow-

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR	For the Three Months Ended		For the Six Months Ended
BALANCE SHEET DATA AS OF DECEMBER 31, 2005 IS UNAUDITED)	June 30,		June 30,
	2006	2005	2006	2005
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$672,262	$590,366	$1,256,963	$998,340
Operating costs and expenses:
Cost of sales (1)	556,689	498,047	1,054,516	849,601
Direct operating expenses	22,164	20,373	45,435	38,709
Selling, general and administrative expenses (2)	20,354	18,983	37,807	35,648
Depreciation and amortization (3)	5,408	5,018	10,931	9,852

Total operating costs and expenses	604,615	542,421	1,148,689	933,810

Gain on disposition of assets (4)	2,279	1,530	57,665	29,223

Operating income	69,926	49,475	165,939	93,753
Interest expense	(1,349)	(4,745)	(10,396)	(9,752)
Equity earnings in HEP	176	277	753	412
Other income, net	2,174	830	4,101	1,080

Income before income tax expense and minority interest in income of subsidiaries	70,927	45,837	160,397	85,493
Income tax expense	25,607	16,354	58,133	32,009

Income before minority interest in income of subsidiaries	45,320	29,483	102,264	53,484
Minority interest in income of subsidiaries	2,229	2,001	5,009	3,566

Net income	$43,091	$27,482	$97,255	$49,918

Earnings per share, basic and diluted (5)	$.92	$.79	$2.08	$1.43

Earnings per share, basic and diluted, excluding after-tax gain on disposition of assets and interest expense related to prepayment of debt (6)	$.89	$.76	$1.41	$.91

Weighted average shares outstanding (5)	46,733,009	35,001,120	46,732,064	35,001,120

Cash dividends per share	$.04	$—	$.45	$—

CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$5,013	$65,825	$(4,710)	$49,388
Investing activities	66,221	(5,656)	195,608	88,147
Financing activities	(3,710)	(612)	(123,370)	(32,346)

OTHER DATA:
Adjusted EBITDA (7)	$75,405	$54,070	$124,059	$75,874
Capital expenditures (8)	18,527	5,361	23,165	16,459
Capital expenditures for turnaround and chemical catalyst	1,622	399	2,925	10,781

	June 30,	December 31,
	2006	2005
BALANCE SHEET DATA (end of period):
Cash, cash equivalents and short-term investments	$204,348	$322,140
Working capital	248,059	275,996
Total assets	746,601	758,780
Total debt	31,163	132,390
Total stockholders’ equity	355,941	279,493

RESULTS OF OPERATIONS - FINANCIAL DATA	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
REFINING AND MARKETING SEGMENT	(dollars in thousands, except per barrel data and pricing statistics)

STATEMENTS OF OPERATIONS DATA:
Net sales	$624,531	$542,774	$1,168,007	$909,708
Operating costs and expenses:
Cost of sales	524,317	464,656	994,567	788,170
Direct operating expenses	22,164	20,373	45,435	38,709
Selling, general and administrative expenses	7,229	6,407	12,105	11,085
Depreciation and amortization	3,801	3,489	7,646	6,800

Total operating costs and expenses	557,511	494,925	1,059,753	844,764

Gain on disposition of assets	2,279	1,530	57,665	29,223

Operating income	$69,299	$49,379	$165,919	$94,167

KEY OPERATING STATISTICS:
Total sales volume (bpd)	80,419	95,217	82,881	83,799
Non-integrated marketing sales volume (bpd) (9)	19,411	20,543	19,379	20,304
Non-integrated marketing margin (per barrel sales volume) (9)	$(.67)	$.26	$(.61)	$(.32)
Per barrel of throughput:
Refinery operating margin (10)	$19.13	$11.83	$15.02	$11.33
Refinery direct operating expenses (11)	4.32	3.10	3.96	3.57
Capital expenditures	16,519	4,324	20,915	14,269
Capital expenditures for turnaround and chemical catalyst	1,622	399	2,925	10,781

PRICING STATISTICS:
WTI crude oil (per barrel)	$70.41	$53.00	$66.89	$51.39
WTS crude oil (per barrel)	65.69	49.26	61.26	46.98
Crack spreads (3/2/1) (per barrel):
Gulf Coast (12)	$18.22	$10.18	$13.98	$8.44
Group III (12)	19.44	11.62	14.58	9.80
Crude oil differentials (per barrel):
WTI less WTS (13)	$4.72	$3.74	$5.63	$4.41

THROUGHPUT AND YIELD DATA:	For the Three Months Ended				For the Six Months Ended
	June 30,				June 30,
	2006		2005		2006		2005
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery crude throughput:
Sour crude	49,040	93.9	61,572	89.7	55,842	94.6	51,391	91.2
Sweet crude	3,186	6.1	7,033	10.3	3,188	5.4	4,943	8.8

Total crude throughput	52,226	100.0	68,605	100.0	59,030	100.0	56,334	100.0

Blendstocks	4,109		3,502		4,362		3,511

Total refinery throughput (14)	56,335		72,107		63,392		59,845

Refinery production:
Gasoline	24,250	43.5	31,340	43.8	28,524	45.5	26,478	44.6
Diesel/jet	16,361	29.4	25,867	36.1	20,011	32.0	20,579	34.6
Asphalt	5,715	10.3	6,374	8.9	6,077	9.7	5,341	9.0
Petrochemicals	3,759	6.7	5,145	7.2	4,011	6.4	4,386	7.4
Other	5,635	10.1	2,876	4.0	4,000	6.4	2,615	4.4

Total refinery production (15)	55,720	100.0	71,602	100.0	62,623	100.0	59,399	100.0

Refinery Utilization (16)		85.7%		98.0%		90.2%		94.2%

RESULTS OF OPERATIONS - FINANCIAL DATA	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
RETAIL SEGMENT	(dollars in thousands, except per gallon data)

STATEMENTS OF OPERATIONS DATA:
Net sales	$86,815	$87,184	$159,430	$161,080
Operating costs and expenses:
Cost of sales (17)	71,456	72,983	130,423	133,879
Selling, general and administrative expenses	13,030	12,448	25,480	24,307
Depreciation and amortization	1,110	1,051	2,264	2,103

Total operating costs and expenses	85,596	86,482	158,167	160,289

Operating income	$1,219	$702	$1,263	$791

KEY OPERATING STATISTICS:
Number of stores (end of period) (18)	167	167	167	167
Fuel sales (thousands of gallons)	17,450	24,678	34,583	48,066
Fuel sales (thousands of gallons per site per month)	35	49	35	48
Fuel margin (cents per gallon) (19)	17.4	10.3	17.3	11.5
Fuel sales price (dollars per gallon) (20)	$2.72	$2.12	$2.56	$2.00
Merchandise sales	$36,968	$34,860	$69,382	$64,855
Merchandise sales (per site per month)	74	70	69	65
Merchandise margin (21)	31.3%	33.5%	32.2%	33.4%
Capital expenditures	$1,951	$1,021	$2,174	$2,030

(1)	Our buy/sell arrangements involve linked purchases and sales related to refined product contracts entered into to address location or grade requirements. As of January 1, 2006, such buy/sell transactions are included on a net basis in sales in the consolidated statements of operations and profits are recognized when the exchanged product is sold. Prior to January 1, 2006, the results of buy/sell transactions were recorded separately in sales and cost of sales in the consolidated statements of operations.

(2)	Includes corporate headquarters selling, general and administrative expenses of $95 and $128 for the three months ended June 30, 2006 and 2005, respectively, and $222 and $256 for the six months ended June 30, 2006 and 2005, respectively.

(3)	Includes corporate depreciation and amortization of $497 and $478 for the three months ended June 30, 2006 and 2005, respectively, and $1,021 and $949 for the six months ended June 30, 2006 and 2005, respectively.

(4)	Gain on disposition of assets reported in the six months ended June 30, 2006, reflects the $52.5 million pre-tax gain on disposition of assets, recorded in connection with the Amdel and White Oil transaction and the recognition of $5.2 million deferred gain recorded in connection with the HEP transaction. Gain on disposition of assets reported in the six months ended June 30, 2005, reflects the $26.7 million initial pre-tax gain and $2.5 million deferred gain recorded in connection with the HEP transaction.

(5)	Weighted average common shares outstanding and earnings per common share amounts for the three and six months ended June 30, 2005 have been restated to reflect the effect of the 33,600-for-one split of our common stock which was effective on July 6, 2005.

(6)	The following table provides a reconciliation of net income under United States generally accepted accounting principles (“GAAP”) to net income utilized in determining earnings per common share, basic and diluted, excluding the after-tax gain on disposition of assets and the after-tax interest expense related to the prepayment of our $100.0 million term loan. Our management believes that the presentation of earnings per common share, basic and diluted, excluding these after-tax items is useful to investors because it provides a more meaningful measurement of operating performance for evaluation of our Company’s results and for comparison to other companies in our industry.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income	$43,091	$27,482	$97,255	$49,918
Plus: Interest expense related to prepayment of debt, net of tax	—	—	4,240	—
Less: Gain on disposition of assets, net of tax	(1,403)	(947)	(35,690)	(18,091)

Adjusted net income	41,688	26,535	65,805	31,827

Weighted average common equivalent shares outstanding	46,733	35,001	46,732	35,001

Earnings per share, excluding after-tax gain on disposition of assets and interest expense related to prepayment of debt	$.89	$.76	$1.41	$.91

(7)	EBITDA represents earnings before minority interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA, exclusive of gain on disposition of assets. EBITDA and Adjusted EBITDA are not recognized measurements under GAAP; however, the amounts included in EBITDA and Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of minority interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets and the accounting effects of capital expenditures and acquisitions, items which may vary for different companies for reasons unrelated to overall operating performance. EBITDA is the basis for calculating selected financial ratios as required in the debt covenants in our revolving credit agreement.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that minority stockholders have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from the EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA and Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally.

The following table reconciles net income to Adjusted EBITDA for the three and six months ended June 30, 2006 and 2005, respectively:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	(dollars in thousands)
	2006	2005	2006	2006
Net income	$43,091	$27,482	$97,255	$49,918
Minority interest in income of subsidiaries	2,229	2,001	5,009	3,566
Income tax expense	25,607	16,354	58,133	32,009
Interest expense	1,349	4,745	10,396	9,752
Depreciation and amortization	5,408	5,018	10,931	9,852

EBITDA	77,684	55,600	181,724	105,097
Gain on disposition of assets	(2,279)	(1,530)	(57,665)	(29,223)

Adjusted EBITDA	$75,405	$54,070	$124,059	$75,874

(8)	Includes corporate capital expenditures of $57 and $16 for the three months ended June 30, 2006 and 2005, respectively, and $76 and $160 for the six months ended June 30, 2006 and 2005, respectively, which are not included in the capital expenditures of our other two operating segments.
(9)	The non-integrated marketing sales volume represents refined products sales to our wholesale marketing customers located in our non-integrated region. The refined products we sell in this region are obtained from third-party suppliers. The non-integrated marketing margin represents the margin between the net sales and cost of sales attributable to our non-integrated refined products sales volume, expressed on a per barrel basis.
(10)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales (exclusive of sale of sulfur credits for $3.3 million for the three and six months ended June 30, 2006) and cost of sales attributable to our refining and marketing segment, exclusive of net sales and cost of sales relating to our non-integrated system, by our Big Spring refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margin to these crack spreads to assess our operating performance relative to other participants in our industry.
(11)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses, exclusive of depreciation and amortization, by our Big Spring refinery’s total throughput volumes.
(12)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. Alon calculates the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and low-sulfur diesel and the market value of WTI crude oil. Alon calculates the Group 3/2/1 crack spread using the market values of Group III conventional gasoline and low-sulfur diesel and the market value of WTI crude oil.
(13)	WTI/WTS or sweet/sour spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil.
(14)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.
(15)	Total refinery production represents the barrels per day of various finished products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery.
(16)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.
(17)	Cost of sales includes intersegment purchases of motor fuels from our refining and marketing segment at prices which approximate market prices. These intersegment purchases are eliminated through consolidation of our financial statements.
(18)	On July 3, 2006, Alon completed the purchase of 40 convenience stores in West Texas. Since that date, Alon has operated 207 owned and leased 7-Eleven branded convenience stores.
(19)	Fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents per gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.
(20)	Fuel sales price per gallon represents the average sales price for motor fuels sold through our retail segment
(21)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.
###